UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2019

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVAX	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Vice President and Chief Scientific Officer Retirement

On October 2, 2019, Robert L. Coffman, Ph.D., Dynavax Technologies Corporation’s (the “Company”) Senior Vice President and Chief Scientific Officer, submitted notice of his retirement from the Company, effective December 1, 2019.  Given that the Company has restructured to principally align its operations around its vaccine business, the Company has no immediate plans to replace Dr. Coffman.

In connection with his retirement, Dr. Coffman entered into a separation agreement with the Company.  Under the separation agreement, following his retirement and subject to the Company’s receipt of an effective general release and waiver of claims from him, Dr. Coffman will receive the following severance benefits (which amounts are consistent with Dr. Coffman’s Management Continuity and Severance Agreement): (a) a lump sum cash severance payment of $495,211.92, which is equal to 12 months of Dr. Coffman’s 2019 monthly base salary, less applicable withholdings; (b) a cash payment equal to the amount of COBRA premiums for continued health insurance for 12 months; and (c) an extended period of time to exercise any outstanding vested stock options held by Dr. Coffman as of the date of his retirement, which extended exercisability period will end upon the earlier of (i) the date on which the original term of such stock options would otherwise expire or (ii) December 2, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: October 4, 2019	By:	/s/ STEVEN N. GERSTEN .
Steven N. Gersten
Senior Vice President